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            [Silver and Silver Letterhead]




                   November 11, 1998




Board of Directors
Ogdensburg Federal Savings & Loan Association
825 State Street
Ogdensburg, New York  13669


Board Members:

     You have requested the opinion of Silver and Silver as to the New York State franchise and New York State personal income tax consequences relating to the proposed conversion of Ogdensburg Federal Savings and Loan Association from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association (the "Stock Association") and the formation of Peoples Bankcorp, Inc. which will acquire all of the outstanding stock of the Stock Association.

     You have submitted to us a copy of the federal income tax opinion ("Federal Opinion") relating to the federal income tax consequences of the proposed transaction prepared by your counsel, Housley Kantarian & Bronstein, P.C. and dated November 10, 1998.

     Our opinion regarding the New York State franchise and New York State personal income tax consequences of the proposed transaction is based on the same facts, assumptions and conditions contained in the Federal Opinion. It is also based on existing New York Tax Law which is subject to change. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken, and we assume that all steps will be properly effectuated under state and federal law and will be consistent with the legal documentation.

     In our opinion, the New York State franchise and New York
State personal income tax consequences of the proposed transaction are consistent with the federal income tax consequences of the proposed transaction opined upon in the Federal Opinion.

     For purposes of the franchise tax the State of New York
has adopted federal taxable income  (Internal  Revenue Code Sec.
63), as currently amended, as the starting point for computing New York entire net income (NYS Tax Law Sec. 1453). Franchise tax terms are defined in relation to the Internal Revenue Code of 1986, as amended. Taxpayers are required to use federal taxable income as the starting point for the computation of entire net income.
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Page 2                                        November 11, 1998

To: Board of Directors
    Ogdendsburg Federal Savings and Loan Association


     Several specific modifications to federal taxable income are enumerated in the New York Tax Law and the Banking Corporation Regulations in determining income taxable for New York State franchise tax purposes, however there are no specific modifications which apply to the proposed transaction (see New York State Tax Law Article 32, Sections 1453 (b) through (m) and Regulation Sections 18-2.3, 18-2.4 and 18-2.5 of the Franchise Tax on Banking Corporations).

     The State of New York has adopted federal adjusted gross income (IRC Sec. 62), as currently amended, as the starting point for computing New York taxable income (NYS Tax Law Sec.
612) for personal income tax purposes. Income tax terms are defined in relation to the Internal Revenue Code of 1986, as amended.

     Several specific modifications to federal taxable income are enumerated in the New York Statutes in determining income taxable for New York State personal income tax purposes, however there are no specific modifications which apply to the proposed transaction (see New York State Tax Law Article 22, Sections 612
(b) through (t) and Regulation Sections 112.2 through 112.13 of the Personal Income Tax).

     Our opinion as expressed above is rendered only with respect to the New York franchise and New York State personal income tax consequences of specific matters discussed herein, and we express no opinion with respect to any other New York franchise, income or transfer tax matter or any other federal, state, local or foreign tax matter relating to the proposed transaction. Our opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Opinion. It is expressly understood and agreed to by Ogdensburg Federal Savings and Loan Association, the Stock Association, and Peoples Bankcorp, Inc. that Silver and Silver is relying solely on the Federal Opinion in all respects relating to the federal tax consequences of the matters described herein. Silver and Silver has not independently verified the accuracy of any fact, representation, opinion or other matter contained in the Federal Tax Opinion and should any fact, representation, opinion or other matter addressed therein not be correct, it could cause the New York State franchise and income tax opinion contained herein to also be incorrect. If any of the facts and conditions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, and New York Statutes, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion after its issuance. This opinion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.
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Page 3                                        November 11, 1998

To: Board of Directors
    Ogdendsburg Federal Savings and Loan Association

     We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under
Item 110.55 therein.

     We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and Form AC, respectively, and the references to our firm in the Prospectus, which is a part of the Registration Statement and Form AC, under the headings "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of Ogdensburg Federal Savings and Loan Association -- Tax Effects" and "Legal and Tax Matters."

                              Very truly yours,

                              SILVER AND SILVER


                              /s/ George E. Silver
                              --------------------------------
                              George E. Silver